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                                                                  EXHIBIT 10.1.3


                                 AMENDMENT NO. 2


                 EASYLINK SERVICES CORPORATION 401K SAVINGS PLAN

The Plan named above gives the Employer the right to amend it at any time. According to that right, the Plan is amended effective April 1, 2003 as follows:


By striking the definition of LOAN ADMINISTRATOR as defined in the DEFINITIONS SECTION of Article I and substituting the foIIowing:

        Loan Administrator means the person(s) or position(s) authorized to administer the Participant loan program.

        The Loan Administrator is Angel Fessler.

By striking the definition of ELIGIBILITY SERVICE from the DEFINITIONS SECTION of Article I.


By striking the of subparagraph (a) from the ACTIVE PARTICIPANT SECTION of
Article II and substituting the following:

         (a) An Employee shell first become an Active Participant (begin active participation in the Plan) on the earliest date on which he is an Eligible Employee and has met the eligibility requirement set forth below. This date is his Entry Date.

               (1) He is age 21 or older.

               If service with a Predecessor Employer is counted for purposes of Eligibility Service, an Employee shall be credited with such service on the date he becomes an Employee and shall become an Active Participant on the earliest date on which he Is an Eligible Employee and has met all of the eligibility requirements above. This date is his Entry Date.

               In the event an Employee who is not an Eligible Employee becomes an Eligible Employee, such Eligible Employee shall become an Active Participant immediately if such Eligible Employee has satisfied the eligibility requirements above and would have otherwise previously become an Active Participant had he met the definition of Eligible Employee. This date is his Entry Date.

This amendment is made an integral pact of the aforesaid Plan and is controlling over the terms of said Plan with respect to the particular items addressed expressly herein. All other provisions of the Plan remain unchanged and controlling.

Unless otherwise suited on any page of this amendment, eligibility for benefits and the amount of any benefits payable to or on behalf of an individual who is an inactive Participant on the effective date(s) stated above, shall he determined according to the provisions of the aforesaid Plan as in effect on the day before he became an Inactive Participant.


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Signing this amendment, the Employer, as plan sponsor, has made the decision to adopt this plan amendment. The Employer is acting in reliance on its own discretion and on the legal and tax advice of its own advisors, and not that of any member of the Principal Financial Group or any representative of a member company of the Principal Financial Group.


Signed this 2 day of June, 2003.


                                       EASYLINK SERVICES CORPORATION

                                       By /s/ Thomas F. Murawski
                                          ----------------------
                                       Title: President & CEO